SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: November 14, 2003

FiberMark, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-12865	82-0429330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

161 Wellington Road
P.O. Box 498
Brattleboro, Vermont 05302
(802) 257-0365

Item 12. Results of Operations and Financial Condition.

    On November 12, 2003, FiberMark, Inc., announced its financial results for the quarter ended September 30, 2003.  The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

    The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 ofthe Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FiberMark

Date: November 14, 2003	By:	/s/ Allan M. Kline

Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated November 12, 2003

FIBERMARK ANNOUNCES THIRD-QUARTER 2003 RESULTS

BRATTLEBORO, VERMONT—November 12, 2003— FiberMark, Inc. (AMEX:FMK) today reported a net loss of $102.9 million, or $14.57 per share, for the third quarter ended September 30, 2003, compared with net income of $1.1 million, or $.16 per share, for the same quarter last year. Third quarter 2003 results included a $92.3 million goodwill write down, a non-cash charge equal to $13.06 per share.

In accordance with SFAS 142, "Goodwill and Other Intangible Assets," we performed our annual impairment review as of September 30, 2003. Based on the current and projected financial performance of the company’s North American operations and an independent appraisal of the fair market value of assets and liabilities, the carrying value of goodwill for all acquired entities located in North America was reduced to zero.

Additionally, the company recorded a pre-tax restructuring charge of $1.7 million, or $.24 per share, for severance expense, as announced in July. Approximately $5.4 million of the third quarter loss, or $.76 per share, was due to the full reserve against tax benefits on U.S. net operating losses recorded in the quarter. In the third quarter of 2002, there were no reserves against tax benefits that were recognized on the company’s U.S. pre-tax loss.

The company also consummated a new $85 million credit facility November 12, 2003, which provides a significant increase in available cash for capital expenditures, working capital and general corporate purposes. The new credit facility, provided by GE Capital, is secured by substantially all of FiberMark’s U.S. accounts receivable, inventory and equipment, excluding certain equipment at our Quakertown, Penn., and Warren Glen, N.J. facilities that secure two separate term loans, and is also secured by specific foreign assets. The facility also provides borrowing capacity based on the level of profitability of FiberMark’s German businesses. As of September 30, FiberMark’s pro forma unused borrowing capacity under the new facility was $51.8 million compared with $28.8 million on the former credit facility and the capital expenditure sub-facility. A portion of the proceeds from the new facility will be used to pay off the former credit facility as well as related transaction costs. Berenson & Company acted as a financial advisor to FiberMark in connection with this financing. Further details on the credit facility will be provided in the company’s Form 10-Q filing November 14, 2003.

Net sales for the third quarter of 2003 were $93.7 million compared with $97.6 million in the same quarter in 2002, a decline of 4%. Sales from German operations were $42.1 million compared with $37.7 million, an increase of 12%. Excluding the translation effects of a stronger euro, which accounted for $5.1 million in sales for the third quarter compared with the prior year quarter, sales from German operations declined 2%. North American operations sales were $51.5 million compared with $59.9 million, a 14% decline.

For the first nine months of 2003, the company reported a net loss of $116.9 million, or $16.54 per share, compared with net income of $4.1 million, or $.58 per share, for the prior-year period. The absence of tax benefits on U.S. net operating losses recorded in the first nine months of 2003 accounted for approximately $14.9 million, or $2.11 per share, of the period loss. In the first nine months of 2002, tax benefits were recognized on the company’s U.S. pre-tax loss. Sales for the nine-month 2003 period were $302.5 million compared with $299.9 million in 2002, a 1% increase. Sales for German operations were $138.3 million in the first nine months of 2003 compared with $112.3 million in the same period last year, an increase of 23%. Excluding the translation effects of a stronger euro, which accounted for $22.7 million in sales for first nine months of 2003 compared with the prior year period, sales from German operations increased 3%. North American operations sales in 2003 were $164.1 million compared with $187.5 million in 2002, a 13% decline.

"Third quarter sales were positively impacted by German operations, boosted by foreign exchange translation benefits, as well as market share gains in automotive filter media and tape base," said Alex Kwader, chairman and chief executive officer, adding that the company’s German operations had exceptionally strong results in the corresponding 2002 period. "Our German operations completed an equipment upgrade during the third quarter in its transportation filtration business, which entailed an extended production shutdown. Although the shutdown reduced third quarter sales by approximately $1.5 million, early in the fourth quarter we have already generated expected production rate increases for this filtration business," Kwader said. "The decline in North American operations was primarily due to continued economic weakness, lower cost substitutes and discontinued business related to product line divestitures and facility closures, particularly in technical specialties." The December 2002 sale of most of the company’s North American industrial filter media business accounted for $1.1 million of the decline.

"Higher energy costs negatively impacted results," Kwader added, "as well as an increase in downtime in the face of weaker North American sales and our German equipment upgrade. On a sequential basis, operating performance improved, with modest efficiency gains in our New Jersey operations, despite a significant increase in downtime driven by lower demand and aggressive inventory reduction efforts and product trial activity related to facility consolidations," Kwader said. However, these gains were more than offset by lower sales volume and increased downtime in the company’s seasonally weakest quarter.

As expected, FiberMark began trading of its common stock on the American Stock Exchange (AMEX), effective August 8, 2003.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials for industrial and consumer needs worldwide, operating 11 facilities in the eastern United States and Europe.  Products include filter media for transportation and vacuum cleaner bags; base materials for specialty tapes, electrical and graphic arts applications, wallpaper, building materials and sandpaper and cover/decorative materials for office and school supplies, publishing, printing and premium packaging.

This press release contains forward-looking statements. Actual results may differ depending on the economy and other risk factors discussed in the company’s Form 10K filed with the SEC March 31, 2003, and accessible on the company’s Web site : www.fibermark.com .

(Tables to follow.)

FIBERMARK, INC.
Condensed Consolidated Statements of Operations
Three Months Ended September 30, 2003 and 2002

(In thousands, except per share amounts)

Unaudited

	2003	2002

Net sales	$93,651	$97,594

Cost of sales	81,320	77,550

Gross profit	12,331	20,044

Selling, general and administrative expenses	9,805	8,745
Restructuring charge	1,682	-
Goodwill impairment	92,261	-

Income (loss) from operations	(91,417)	11,299

Other expense, net	574	322

Interest expense, net	8,723	8,470

Income (loss) before income taxes	(100,714)	2,507

Income tax expense	2,223	1,364

Net income (loss)	$(102,937)	$1,143

Basic earnings (loss) per share	$(14.57)	$0.16

Diluted earnings (loss) per share	$(14.57)	$0.16

Average basic shares outstanding	7,066	7,066
Average diluted shares outstanding	7,066	7,093

FIBERMARK, INC.
Condensed Consolidated Statements of Operations
Nine Months Ended September 30, 2003 and 2002

(In thousands, except per share amounts)

Unaudited

	2003	2002

Net sales	$302,493	$299,876

Cost of sales	255,208	237,419

Gross profit	47,285	62,457

Selling, general and administrative expenses	32,871	27,540
Restructuring charge	1,682	-
Goodwill impairment	92,261	-

Income (loss) from operations	(79,529)	34,917

Other expense, net	835	1,065

Interest expense, net	26,196	25,985

Income (loss) before income taxes	(106,560)	7,867

Income tax expense	10,296	3,774

Net income (loss)	$(116,856)	$4,093

Basic earnings (loss) per share	$(16.54)	$0.58

Diluted earnings (loss) per share	$(16.54)	$0.58

Average basic shares outstanding	7,066	7,008
Average diluted shares outstanding	7,066	7,046

FIBERMARK, INC.
Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	Unaudited
	September 30,	December 31,
ASSETS	2003	2002

Current assets:
Cash	$20,787	$35,567
Accounts receivable, net of allowances	52,709	50,386
Inventories	60,592	64,569
Prepaid expenses	1,791	1,591

Total current assets	135,879	152,113

Property, plant and equipment, net	238,138	225,506
Goodwill	7,713	98,460
Other intangible assets, net	10,381	11,478
Other long-term assets	1,434	1,347
Other pension assets	5,011	5,011

Total assets	$398,556	$493,915

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Current portion of long-term debt	$4,481	$3,188
Accounts payable	22,222	27,344
Accrued liabilities	36,524	22,461
Accrued income taxes payable	7,794	4,330
Deferred income taxes	573	538

Total current liabilities	71,594	57,861

Long-term liabilities:
Revolving credit line	-	-
Long-term debt, less current portion	341,382	341,073
Deferred income taxes	16,026	14,952
Other long-term liabilities	44,586	43,800

Total long-term liabilities	401,994	399,825

Total liabilities	473,588	457,686

Stockholders' equity (deficit)
Preferred stock, par value $.001 per share;
2,000,000 shares authorized, and none issued	-	-
Series A Junior participatory preferred stock, par value $.001;
7,066 shares authorized, and none issued	-	-
Common stock, par value $.001 per share; 20,000,000 shares authorized
7,070,026 and 7,066,226 shares issued and outstanding in 2003 and 2002	7	7
Additional paid-in capital	65,496	65,496
Accumulated deficit	(146,797)	(29,931)
Accumulated other comprehensive income	6,297	692
Less treasury stock, 3,800 shares at cost in 2003 and 2002	(35)	(35)

Total stockholders' equity (deficit)	(75,032)	36,229

Total liabilities and stockholders' equity (deficit)	$398,556	$493,915